Exhibit 99.1

Contact:     Patrick Suehnholz

Director of Investor Relations

Greenhill & Co., Inc.

(212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER 2018 EARNINGS OF $0.43

•	Quarterly revenues of $86.8 million, up 80% from prior year; year to date revenues up 53% from prior year

•	Compensation ratio for both the quarter and year to date at 55%

•	Operating profit margin for the quarter at 24%; year to date at 23%, which was negatively impacted by a non-recurring charge of $4.0 million related to the Cogent acquisition earnout

•	Repurchased 2.0 million shares of common stock and common stock equivalents during the quarter at an average price of $29.85 per share

•

Under our repurchase plan through September 30, 2018, we have repurchased through open market transactions and tender offers 10.6 million shares of our common stock at an average price of $22.19 per share

•	Recruited an additional Managing Director to expand our coverage of the industrial sector; year to date we have recruited 11 Managing Directors

NEW YORK, NEW YORK, October 24, 2018 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $86.8 million, net income of $11.2 million and diluted earnings per share of $0.43 for the quarter ended September 30, 2018.

The Firm’s third quarter 2018 revenues compare to revenues of $48.1 million for the third quarter of 2017, which represents an increase of $38.7 million, or 80%. The Firm’s third quarter 2018 net income and diluted earnings per share compare to a net loss of $5.9 million and diluted loss per share of $0.18 for the third quarter of 2017.

For the nine months ended September 30, 2018, revenues of $262.8 million compare to $172.3 million for the same period in 2017, an increase of $90.5 million or 53%. For the first nine months of 2018, net income of $28.1 million compares to a net loss of $0.4 million for the comparable period in 2017. Diluted earnings per share for the nine months ended September 30, 2018 of $0.99 compare to a net loss per share of $0.01 for the same period in 2017.

The Firm’s earnings in the first nine months of 2018 were negatively impacted, pursuant to accounting rules effective January 1, 2017, by a tax charge of $4.3 million for the tax effect of the difference between the grant date value and the market value of restricted stock awards at the time of the vesting. Excluding this charge, the Firm’s net income in the first nine months of 2018 would have been $32.4 million and diluted earnings per share would have been $1.14.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We produced strong growth in revenue for the quarter and year to date, particularly in comparison to our broad competitor group. Our teams in every region contributed to this strong performance. Relative to last year, our revenue from European clients is multiple times higher, on track for our best year there in the decade since the global financial crisis. And we are also showing meaningful increases from North American clients as well as more modest gains from Australian, Japanese and Latin American clients. Meanwhile, our capital advisory business continues to perform well, on track for another record year in revenue from advising on secondary market transactions, an area where we continue to be the market leader. Our aggregate revenue performance, combined with cost discipline, a lower tax rate and reduced share count, resulted in attractive profit margins and earnings per share,” Robert F. Greenhill, Chairman, said.

“We continue to make good progress on the recapitalization plan we announced just over a year ago. The recent pullback in share prices in our sector provided the opportunity to accelerate our share repurchases at what we saw as attractive prices, and we are now 86% of the way to our share repurchase goal. Given the measured pace of our buyback, our net leverage never rose to the level contemplated in our original plan, and we should soon start to deleverage. The other aspects of our recapitalization plan are also progressing well. We have recruited 11 Managing Directors in the year to date, and we continue to have a strong pipeline of prospects. At more junior levels we have also added a lot of new talent, particularly in scaling our restructuring advisory capability. Importantly, our strong revenue performance this year originated from our group of longstanding senior bankers, and the newly recruited MDs, who constitute 15 percent of our total MD group, represent a major source of potential revenue growth for next year and beyond. Lower tax rates and a reduced share count, combined with continued cost discipline, will amplify the benefits of any further growth we can generate, for the benefit of both our shareholders and employees,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues were $86.8 million in the third quarter of 2018 compared to $48.1 million in the third quarter of 2017, an increase of $38.7 million or 80%. The increase principally resulted from a significant increase in the number and scale of merger and acquisition transaction completion fees and transaction announcement fees, offset by a decline in capital advisory fees.

For the nine months ended September 30, 2018, revenues were $262.8 million compared to $172.3 million in 2017, an increase of $90.5 million, or 53%. This increase principally resulted from a significant increase in the number and scale of merger and acquisition transaction completion fees, as well as higher retainer fees and transaction announcement fees, offset by lower capital advisory fees. On a year to date basis our performance was stronger across all regions, and particularly strong in Europe, as compared to the same year to date period in 2017.

Since quarter end, the Firm announced that Todd VanderMolen (most recently Managing Director at XMS Capital Partners) joined the Firm in Chicago as a Managing Director focused on the packaging area of the industrial sector.

Including all Managing Directors whose recruitment we have announced to date, we have 74 client-facing Managing Directors. As of year-end 2017 we had 71 such Managing Directors.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2018 were $66.1 million, which compared to $57.5 million of total operating expenses for the third quarter of 2017. The increase in total operating expenses of $8.6 million, or 15%, resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in non-compensation operating expenses, as described in more detail below. Our operating profit margin was 24% for the third quarter of 2018.

For the nine months ended September 30, 2018, total operating expenses were $203.6 million, which compared to $168.3 million for the same period in 2017. The increase in total operating expenses of $35.3 million, or 21%, resulted from increases in both our compensation and benefits expenses and non-compensation operating expenses, as described in more detail below. Our operating profit margin was 23% for the nine months ended September 30, 2018 as compared to 2% for the same period in 2017.

The following table sets forth information relating to our operating expenses. As a result of the adoption of the new revenue recognition guidance, beginning in 2018, reimbursed client expenses are reported as a component of advisory revenues and are no longer netted against operating expenses. For 2017, operating expenses are reported net of reimbursed client expenses.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(in millions, unaudited)
Employee compensation and benefits expenses	$47.4	$37.2	$145.1	$120.1
% of revenues	55%	77%	55%	70%
Non-compensation operating expenses	18.7	20.3	58.6	48.3
% of revenues	22%	42%	22%	28%
Total operating expenses	66.1	57.5	203.6	168.3
% of revenues	76%	120%	77%	98%
Total operating income (loss)	20.7	(9.4)	59.2	4.0
Operating profit margin	24%	NM	23%	2%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2018 were $47.4 million, which reflected a 55% ratio of compensation to revenues. This amount compared to $37.2 million for the third quarter of 2017, which reflected a 77% ratio of compensation to revenues. The increase in expense of $10.2 million, or 28%, was principally attributable to higher compensation in line with higher quarterly revenues, partially offset by a significantly lower compensation ratio.

For the nine months ended September 30, 2018, our employee compensation and benefits expenses were $145.1 million, which also reflected a 55% ratio of compensation to revenues. This amount compared to $120.1 million for the same period in the prior year, which reflected a 70% ratio of compensation to revenues. The increase in expense of $25.0 million, or 21%, was principally attributable to higher compensation in line with higher year to date revenues, which resulted in a larger annual bonus accrual, partially offset by a decrease in the compensation ratio.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

Our non-compensation operating expenses were $18.7 million in the third quarter of 2018 compared to $20.3 million in the third quarter of 2017, representing a decrease of $1.6 million, or 8%. The decrease in our non-compensation operating expenses principally resulted from a smaller charge related to the likelihood that our secondary capital advisory business would meet the revenue target required to trigger the earnout payment on our 2015 Cogent acquisition, offset by the inclusion of reimbursable client expenses in accordance with the mandated change in financial statement presentation effective for 2018. The earnout charge was $0.4 million in the third quarter of 2018 versus $1.9 million in the third quarter of 2017.

Non-compensation operating expenses, presented on a comparable basis excluding reimbursable client expenses in 2018 and the remeasurement of the Cogent earnout in both periods, would have been $16.2 million for the third quarter of 2018 as compared to $18.4 million for the third quarter of 2017. This decrease of $2.2 million principally related to lower travel expenses and a reduction in the foreign currency loss on our foreign operations.

For the nine months ended September 30, 2018, our non-compensation operating expenses were $58.6 million compared to $48.3 million for the same period in 2017, representing an increase of $10.3 million or 21%. The increase in non-compensation operating expenses principally resulted from the inclusion of reimbursable client expenses for 2018, as discussed above, and a charge of $4.0 million for the first nine months of 2018 versus a benefit of $5.6 million in the first nine months of 2017 related to the likelihood that our secondary capital advisory business would achieve revenue sufficient to trigger the payment of the Cogent earnout.

Non-compensation operating expenses, presented on a comparable basis excluding reimbursable client expenses and the remeasurement of the Cogent earnout, would have been $49.1 million for the nine months ended September 30, 2018 as compared to $53.9 million for the same period in 2017. This decrease of $4.8 million principally related to lower travel expenses, a smaller foreign currency loss on our foreign operations and the absence of charges for uncollectible accounts, offset by higher professional fees and occupancy expenses.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, costs associated with acquisitions, the impact of currency movements and other factors, such as the contingent earnout. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended September 30, 2018, we incurred interest expense of $5.7 million as compared to $0.9 million for the same period in 2017. For the nine months ended September 30, 2018, we incurred interest expense of $16.6 million as compared to $2.5 million for the comparable period in 2017. The increase in interest expense during 2018 relates to borrowings under our new secured term loan facility, which was drawn down in October 2017 as part of the recapitalization plan we announced in September 2017.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. Further, we are required under the term loan facility to make quarterly amortization payments and, beginning in 2019, if applicable, an annual prepayment based on a calculation of our excess cash flow.

Provision for Income Taxes

For the third quarter of 2018, the provision for income taxes was $3.8 million, reflecting an effective rate of 25%, as compared to an income tax benefit for the third quarter of 2017 of $4.4 million. Our effective tax rate in 2018 is lower than in prior periods principally as a result of the Tax Cuts and Jobs Act (the “Tax Act”), which reduced the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018.

For the nine months ended September 30, 2018, the provision for income taxes was $14.5 million, reflecting an effective rate of 34%, as compared to a provision for income taxes of $1.9 million for the same period in 2017. The provision for income taxes for the first nine months of 2018 and 2017 included charges of $4.3 million and $1.1 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the provisions for income taxes for the nine months ended September 30, 2018 and 2017 would have been $10.2 million, reflecting an effective tax rate of 24%, and $0.8 million, reflecting an effective tax rate of 54%, respectively. The decrease in the effective tax rate in the first nine months of 2018, excluding the charge related to the vesting of restricted stock awards, principally related to the Tax Act described above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2018, we had cash and cash equivalents of $125.4 million and term loan debt with a principal balance of $336.9 million. We made mandatory principal installment repayments on the term debt of $4.375 million in each calendar quarter of 2018.

In October 2017, we commenced our plan to repurchase up to $285.0 million of our common stock. During the third quarter of 2018, we repurchased under our plan 1,924,415 shares of our common stock at an average price of $29.81 per share, for a total cost of $57.4 million. During the nine months ended September 30, 2018, we repurchased 6,810,797 shares of our common stock at an average price of $24.85 per share, for a total cost of $169.2 million.

In addition, during the third quarter of 2018, we repurchased 31,218 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $32.45 per share, for a total cost of $1.0 million. During the first nine months ended 2018, we repurchased 428,798 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $19.97 per share, for a total cost of $8.6 million.

As of September 30, 2018, we have repurchased under our recapitalization plan 10,588,345 shares of our common stock at an average price of $22.19 per share for a total cost of $235.0 million and had $50.0 million remaining and authorized under our repurchase program. We intend to continue to implement our repurchase plan through various means, which could include one or more of the following: open market purchases (including pursuant to 10b5-1 plans), tender offers, privately negotiated transactions and/or accelerated share repurchases. The price and timing of share repurchases, as well as the total funds ultimately expended, will be subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on December 19, 2018 to common stockholders of record on December 5, 2018.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the third quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, October 24, 2018, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, will review the Firm’s third quarter 2018 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 8735280. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10125524.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2017 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Advisory revenues	$86,495	$48,080	$261,315	$171,818
Investment revenues	308	12	1,527	472

Total revenues	86,803	48,092	262,842	172,290
Operating Expenses
Employee compensation and benefits	47,409	37,178	145,055	120,071
Occupancy and equipment rental	5,573	5,300	16,370	15,298
Depreciation and amortization	689	777	2,169	2,323
Information services	2,380	2,459	7,349	7,093
Professional fees	2,642	1,877	7,812	5,488
Travel related expenses	3,439	3,488	10,236	9,702
Other operating expenses	3,947	6,418	14,655	8,362

Total operating expenses	66,079	57,497	203,646	168,337

Total operating income (loss)	20,724	(9,405)	59,196	3,953
Interest expense	5,696	873	16,551	2,481

Income (loss) before taxes	15,028	(10,278)	42,645	1,472
Provision (benefit) for taxes	3,811	(4,366)	14,547	1,885

Net income (loss)	$11,217	$(5,912)	$28,098	$(413)

Average shares outstanding:
Basic	24,870,779	32,280,535	27,503,942	32,371,356
Diluted	26,373,107	32,280,535	28,441,476	32,371,356
Earnings (loss) per share:
Basic	$0.45	$(0.18)	$1.02	$(0.01)
Diluted	$0.43	$(0.18)	$0.99	$(0.01)
Dividends declared and paid per share	$0.05	$0.45	$0.15	$1.35